Loan Agreement

Party A:	Haoji Xia

Party B:	Shaanxi Zhongbao Real Estate Property Development Co., Ltd.

In order to support the development of Party B’s business operations, and to resolve Party B’s cash flow difficulties in the course of conducting operations, both parties, after thorough discussion, have reached agreement as to the following terms:

1. Party A agrees to provide short-term in the amount of RMB3,650,000 to resolve Party B’s temporary cash flow difficulties.

2. No interest shall be paid for such short-term cash flow funds.

3.  Duration of loan: 6 months.

Party A:	(seal) Haoji Xia

Party B:	(seal) Shaanxi Zhongbao Property Limited Liability Company

Date:	September 22, 2011